200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE
Contact:	Michael S. Shore
Chief Financial Officer
954-308-4200

SMF ENERGY ANNOUNCES INCREASED QUARTERLY DIVIDEND

Ft. Lauderdale, FL, September 30, 2011 – SMF ENERGY CORPORATION (NASDAQ: FUEL), a leading energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced that its Board of Directors has declared a quarterly cash dividend of $0.015 per share payable to holders of record of the Company's common stock at the close of business on November 14, 2011, to be paid on December 2, 2011.

Richard E. Gathright, Chairman of the Board, Chief Executive Officer and President, commented, “The Board’s decision to increase the annualized yield on its quarterly dividend program to $0.06 per share, a 20% increase, demonstrates its confidence in our continuing growth and financial strength.  When the dividend program was initiated, the Board resolved to reevaluate the quarterly dividend amount on a regular basis.  Accordingly, in light of our reported financial results for fiscal 2011, our anticipated financial results, our cash position and the recent increase in the market price of our common stock, the Board decided to increase the dividend payable to shareholders on November 14, 2011.  The Board will continue to monitor these and other factors in future quarters when considering the declaration of dividends under the program.”

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries. The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock, the Company’s ability to declare and pay future dividends, and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2011.